Exhibit 99.2

SKULLCANDY, INC.

INDUCEMENT RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND

RESTRICTED STOCK UNIT AWARD AGREEMENT

As an inducement material to the decision by the holder listed below (the “Grantee”) to accept employment with Skullcandy, Inc., a Delaware corporation (the “Company”), and pursuant to that certain offer letter entered into by and between the Grantee and the Company, effective as of May 10, 2013, the Company hereby grants to the Grantee an award (the “Award”) of time-vesting restricted stock units (the “RSUs”). Each RSU represents the right to receive one (1) share of Common Stock (each, a “Share”) in accordance with the terms and conditions hereof if applicable vesting conditions are satisfied. This Award is subject to all of the terms and conditions set forth in this Inducement Restricted Stock Unit Grant Notice (the “Grant Notice”) and the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “RSU Agreement”), which is incorporated herein by reference. This Award is made and granted as a stand-alone award and is not granted under or pursuant to the Amended and Restated Skullcandy, Inc. 2011 Incentive Award Plan (the “Plan”). However, unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the RSU Agreement.

Grantee:	Hoby Darling

Grant Date:	May 10, 2013

Total Number of RSUs:	310,679

Vesting Commencement Date:	March 18, 2013

Vesting Schedule:	Subject to the terms and conditions of this Grant Notice and the RSU Agreement and subject to the Grantee’s continued service with the Company or an Affiliate through the applicable vesting date, the RSUs shall vest in four substantially equal annual installments on the first, second, third and fourth anniversaries of the Vesting Commencement Date.

Termination:	If the Grantee experiences a Termination of Service prior to the applicable vesting date, all RSUs that have not become vested on or prior to the date of such Termination of Service (after taking into consideration any vesting that may occur in connection with such Termination of Service, if any) will thereupon be automatically forfeited by the Grantee without payment of any consideration therefor.

By his or her signature below, the Grantee agrees to be bound by the terms and conditions of the RSU Agreement and this Grant Notice. The Grantee has reviewed the RSU Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice and the RSU Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the RSU Agreement or relating to the Award. In addition, by signing below, the Grantee also agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 3.1 of the RSU Agreement by (i) withholding Shares otherwise issuable to the Grantee upon full vesting of the RSUs, (ii) instructing a broker on the Grantee’s behalf to sell Shares otherwise issuable to the Grantee upon vesting of the RSUs and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by Section 3.1 of the RSU Agreement. If the Grantee is married, his or her spouse has signed the Consent of Spouse attached hereto as Exhibit B.

SKULLCANDY, INC.		GRANTEE

By:	/s/ Kyle Wescoat	By:	/s/ Hoby Darling
Print Name:	Kyle Wescoat	Print Name:	Hoby Darling
Title:	Chief Financial Officer	Title:	Chief Executive Officer

EXHIBIT A

TO INDUCEMENT RESTRICTED STOCK UNIT AWARD GRANT NOTICE

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Inducement Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, Skullcandy, Inc., a Delaware corporation (the “Company”), has granted to the Grantee an award (the “Award”) of time-vesting restricted stock units (the “RSUs”).

ARTICLE I.

GENERAL

1.1 Non-Plan Grant; Incorporation of Terms of Plan. The Award is made and granted as a stand-alone award, separate and apart from, and outside of, the Amended and Restated Skullcandy, Inc. 2011 Incentive Award Plan (the “Plan”), and shall not constitute an award granted under or pursuant to the Plan. Notwithstanding the foregoing, the terms, conditions and definitions set forth in the Plan shall apply to the Award as though the Award had been granted under the Plan (including but not limited to the adjustment provision contained in Section 13.2 of the Plan), and the Award shall be subject to such terms, conditions and definitions, which are hereby incorporated into this Agreement by reference. For the avoidance of doubt, the Award shall not be counted for purposes of calculating the Share Limit as set forth in Section 3.1(a) of the Plan or for purposes of calculating the Individual Award Limits with respect to the Grantee under Section 3.3 of the Plan. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control.

1.2 Employment Inducement Grant. The Award is intended to constitute an “employment inducement grant” under NASDAQ Listing Rule 5635(c)(4), and consequently is intended to be exempt from the NASDAQ rules regarding shareholder approval of stock option and stock purchase plans. This Agreement and the terms and conditions of the Award shall be interpreted in accordance and consistent with such exemption.

ARTICLE II.

TERMS AND CONDITIONS OF RSUS

2.1 Grant of RSUs. Upon the terms and conditions set forth in this Agreement, effective as of the Grant Date set forth in the Grant Notice, the Company hereby grants to the Grantee an award of RSUs in consideration of the Grantee’s past and/or future services and for other good and valuable consideration. In consideration of this grant of RSUs, the Grantee agrees to render faithful and efficient services to the Company or its Affiliates. Unless and until the RSUs have fully vested in the manner set forth in the Grant Notice, the Grantee will have no right to receive any Common Stock or other payment in respect of the RSUs.

2.2 Vesting of RSUs. The RSUs shall vest and become nonforfeitable, if at all, in accordance with the terms and conditions set forth in the Grant Notice.

2.3 Payment of RSUs. As soon as administratively practicable following the vesting of any RSUs pursuant to Section 2.2 hereof, but in no event later than thirty (30) days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short term deferral” exemption from Section 409A of the Code), the Company shall deliver to the Grantee (or the Grantee’s permitted transferee, if applicable) a number of Shares equal to the number of RSUs subject to this Award that fully vest on the applicable vesting date (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Administrator in its sole discretion). Notwithstanding the foregoing, if Shares cannot be issued within that timeframe pursuant to Section 11.4 of the Plan (or any successor provision thereto), the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can be issued in accordance with such Section.

2.4 Forfeiture and Termination of RSUs. All RSUs granted under this Agreement shall be forfeited and terminated as set forth above in the Grant Notice.

2.5 Conditions to Delivery of Shares. The Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares deliverable hereunder prior to fulfillment of the conditions set forth in Section 11.4 of the Plan (or any successor provision).

2.6 Rights as Stockholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of the RSUs or any Shares underlying the RSUs unless and until such Shares shall have been issued by the Company and are held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13.2 of the Plan (or any successor provision).

ARTICLE III.

MISCELLANEOUS PROVISIONS

3.1 Tax Withholding. The Company shall have the authority and the right to deduct or withhold, or to require the Grantee to remit to the Company (including without limitation, as provided in the Grant Notice), an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld (if any) with respect to any taxable event arising in connection with the RSUs. The Company shall not be obligated to deliver any new certificate representing Shares to the Grantee or the Grantee’s legal representative or to enter such Shares in book entry form unless and until the Grantee or the Grantee’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of the Grantee arising in connection with the RSUs or payments thereunder.

3.2 Administration. The Administrator shall have full power and authority to take all actions and to make all determinations required or provided for under this Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of this Agreement that the Administrator deems to be necessary or appropriate to the administration of this Agreement. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Grantee, the Company and all other interested persons.

3.3 Grant Not Transferable. The RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

3.4 Tax Consultation. The Grantee understands that the Grantee may suffer adverse tax consequences in connection with the RSUs granted pursuant to this Agreement (and any Shares issuable with respect thereto). The Grantee represents that the Grantee has consulted with any tax consultants the Grantee deems advisable in connection with the RSUs and the issuance of Shares with respect thereto and that the Grantee is not relying on the Company for any tax advice.

3.5 Grantee’s Representations. The Grantee shall, if required by the Company, concurrently with the issuance of any securities hereunder, make such written representations as are deemed necessary or appropriate by the Administrator and/or the Company’s counsel.

3.6 Conformity to Securities Laws. The Grantee acknowledges that this Agreement is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, as well as all applicable state securities laws and regulations. Notwithstanding anything herein to the contrary, this Agreement shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.7 Amendment, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of the Grantee.

3.8 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.3 hereof, this Agreement shall be binding upon the Grantee and his or her heirs, executors, administrators, successors and assigns.

3.9 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of this Agreement, if the Grantee is subject to Section 16 of the Exchange Act, then the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.10 Section 409A. This Agreement shall be interpreted in accordance with the requirements of Section 409A of the Code. The Administrator may, in its discretion, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to comply with the requirements of Section 409A of the Code or an available exemption therefrom; provided, however, that the Administrator shall have no obligation to take any such action(s) or to indemnify any person for failing to do so.

3.11 Limitation on Grantee’s Rights. This Agreement confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. This Agreement, in and of itself, has no assets. The Grantee shall have only the rights of a general unsecured creditor of the Company and its Affiliates with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

3.12 Not a Contract of Service Relationship. Nothing in this Agreement shall confer upon the Grantee any right to continue to serve as an Employee, Director, Consultant or other service provider of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of the Grantee at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and the Grantee.

3.13 Adjustments. The Grantee acknowledges that the RSUs are subject to modification and termination in certain events as provided in this Agreement and Article 13 of the Plan (or any successor provision).

3.14 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Grantee shall be addressed to the Grantee at the Grantee’s last address reflected on the Company’s records. Any notice shall be deemed duly given when sent via email or when sent by reputable overnight courier or by certified mail (return receipt requested) through the United States Postal Service.

3.15 Entire Agreement. The Grant Notice and this Agreement (including all Exhibits hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof.

3.16 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.17 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

EXHIBIT B

CONSENT OF SPOUSE

I, _________________________________, spouse of ______________________________, have read and approve the foregoing Skullcandy, Inc. Restricted Stock Unit Agreement (the “Agreement”). In consideration of issuing to my spouse the shares of the common stock of Skullcandy, Inc. set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares of the common stock of Skullcandy, Inc. issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated: , 20

Signature of Spouse

B-1